DocuSign Envelope ID: DD5C529D-0FCE-4C51-A239-02267C20F93E

Exhibit 10.8
AMENDED AND RESTATED
EXECUTIVE APPOINTMENT AGREEMENT
This Amended and Restated Executive Appointment Agreement (the “Agreement”) is made and entered into as of February 19, 2021, by and between Coupang, Corp. (the “Company”) and Hanseung Kang (“Executive”). This Agreement shall be effective upon the closing of the first SEC-registered underwritten offering of common stock of Coupang, Inc., a Delaware corporation (as successor to Coupang, LLC) (such entity, the “Parent” and such date, the “Effective Date”).
WITNESSETH:
WHEREAS, the Company and Executive previously entered into an Executive Retainer Agreement, dated September 1, 2020 (the “Prior Agreement”).
WHEREAS, Coupang, LLC (the predecessor to the Parent) and Executive are also party to an REU Award Agreement, dated November 17, 2020 (the “2020 REU Award Agreement”, and together with any award agreements governing any future grants of equity incentive awards by the Company to Executive (the “Equity Award Agreements”)).
WHEREAS, the Company and Executive now mutually desire to amend and restate the Prior Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth herein, the parties hereto mutually agree as follows:
1.Duties and Scope of Appointment.
a.Appointment and Duties. The Company hereby agrees to continue to appoint Executive as Representative Director, Business Management of the Company as of the Effective Date, and Executive hereby accepts such appointment. In addition, Executive agrees to continue to serve as Representative Director, Business Management of the Parent for no additional consideration. Executive will report to the Chief Executive Officer of the Parent (the “CEO”). Executive will perform such duties and responsibilities as are designated by the Company and the Parent and at the direction of the CEO.
b.Performance. Executive shall perform in good faith and with a high duty of care Executive’s duties and responsibilities as set forth in this Agreement. Executive shall comply with and act in accordance with and be bound by the Company’s and the Parent’s (and their respective subsidiaries’ and affiliates’, as applicable) rules and regulations, and instructions issued by the Company or the Parent (or any of their respective subsidiaries or affiliates, as applicable), as they may be amended from time to time.
c.Full-Time Commitment. During Executive’s appointment with the Company, Executive shall devote substantially all of Executive’s business time, energy and skill to the affairs of the Parent and the Company, and Executive shall not assume a position in any other business, profession or occupation without the express prior written consent of the CEO; provided, that Executive may upon prior written disclosure to the CEO (i) serve as a member of not more than one for-profit board of directors so long as Executive receives prior written consent of the CEO, (ii) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material conflict or interference with Executive’s duties to the Company or the Parent, and (iii) make passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit Executive’s participation in any of the foregoing activities and endeavors if the CEO believes, in the CEO’s sole and exclusive discretion, that the time spent on such activities and endeavors infringes upon, or is incompatible with, Executive’s ability to perform Executive’s duties under this Agreement.
d.No Conflicting Obligations. Executive represents and warrants that Executive is under no contractual or other obligations or commitments that are inconsistent with Executive’s obligations under this Agreement, including but not limited to any restrictions that would preclude Executive from providing services to the Company or the Parent. In connection with Executive’s appointment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person or entity has any right, title or interest, and Executive’s appointment will not infringe or violate the rights of any other person or entity. Executive confirms that Executive has not removed or taken any documents or proprietary data or materials of any kind from any other employer to the Company or the Parent without written authorization from that employer.
e.Location of Appointment. Executive shall perform Executive’s duties and responsibilities at the offices of the Company located in Seoul, Korea, except for any reasonable business travel as may be required from time to time.
2.Compensation. In consideration of the services to be performed hereunder, during the Service Period (as defined below), the Company shall provide Executive with the following compensation and benefits pursuant to the terms and conditions hereof.
a.Base Salary. The Company shall pay Executive an annual base salary of 1 billion KRW per year, subject to periodic review by the board of directors of the Parent (or applicable committee thereof) for potential increases (but not decreases), which amount shall be payable in accordance with the Company’s payroll practices as in effect and applicable wage payment laws, and subject to such withholdings as required by law. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
b.Long-Term Service Bonus. The Company shall pay a long-term service bonus of 500 million KRW per year to encourage long-term service by Executive. One quarter of the long-term service bonus (125 million KRW) shall be paid each quarter on the last compensation payment date of the quarter, beginning with November 1, 2020 (i.e., the original starting date of Executive’s relationship with the Company), paying the balance remaining after withholding various taxes and public fees pursuant to the related statutes. The Company shall pay the long-term service bonus on the condition that Executive is “employed” on each payment date, and shall not pay the long-term service bonus if the employment relationship ends for any reason, including resignation by or dismissal of Executive before the respective payment date.
c.Incentive Compensation. Executive may be eligible for short-term or long-term incentive awards under such policies and programs as may be maintained by the Company or the Parent from time to time, as determined in by the Company or the Parent in its discretion.
d.Business Expenses. Executive shall be reimbursed for Executive’s necessary and reasonable business expenses incurred in connection with the performance of Executive’s duties in accordance with the Company’s or the Parent’s (or any of their respective subsidiaries’) applicable expense reimbursement policy. Executive must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable guidelines.
e.Work vehicle and driver. The Company shall ask the board of directors of the Parent to furnish Executive with a work vehicle and driver as determined by the board.
f.Additional benefits. The Company shall provide Executive with one (1) mobile phone (including communications fees up to 100,000 KRW/month), and a golf club membership and health club membership for one (1) person.
3.Term and Termination.
a.Executive’s appointment under this Agreement shall begin on the Effective Date, and shall end on November 1, 2024 (i.e., the day that is four (4) years from the original starting date of Executive’s relationship with the Company, which was November 1, 2020) (the “Service Period”), unless terminated earlier pursuant to Section 3(b).
b.(i) Either party may terminate Executive’s appointment under this Agreement and the Service Period at any time by giving the other party sixty (60) days’ prior written notice (or, in the case of the Company, by paying Base Salary in lieu of such notice); and (ii) the Company may terminate Executive’s appointment under this Agreement and the Service Period for “Cause” (as defined below) at any time without provision of notice or payment of any compensation of any kind not accrued as of the date of termination. In the event the Company elects to terminate Executive’s appointment under this Agreement and the Service Period without Cause, payment of Executive’s Base Salary during the aforementioned sixty (60) day notice period shall be subject to Executive’s timely execution of an effective release and waiver of claims in favor of the Company and the Parent and their respective subsidiaries and affiliates (and each of their respective officers and directors) on a form provided by the Company (a “Release”) and such Release becoming irrevocable no later than sixty (60) days following the date of termination (the “Release Execution Period”).
“Cause” shall mean any of the following reasons as determined within the sole discretion of the board of directors of the Parent: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Executive which adversely affects the business of the Company or the Parent or any of their respective subsidiaries or affiliates; (b) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or the Parent or any of their respective subsidiaries or affiliates; (c) the refusal or omission by Executive to perform any lawful duties properly required of Executive under this Agreement or any other written agreement between the Company or the Parent or any of their respective subsidiaries or affiliates and Executive, provided that any such failure or refusal has been communicated to Executive in writing and Executive has been provided a reasonable opportunity (not to exceed 20 days) to correct it, if correction is possible; (d) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from or violation of any of the policies or directives of, the Company or the Parent or any of their respective subsidiaries or affiliates; (e) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company or the Parent or any of their respective subsidiaries or affiliates; (f) any illegal act by Executive which adversely affects the business of the Company or the Parent or any of their respective subsidiaries or affiliates, or any felony or misdemeanor involving moral turpitude committed by Executive, as evidenced by conviction thereof (or a plea of guilty or nolo contendere thereto); or (g) any other reason constituting justifiable grounds for termination under the laws of the Republic of Korea, including the Commercial Act.
c.In the event that Executive’s appointment under this Agreement and the Service Period terminates for any reason, Executive shall be entitled to (i) any accrued but unpaid Base Salary through the date of termination, payable on the next regularly scheduled payroll date following such termination (or such earlier or later date as may be required by applicable law), (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 2(d), and (iii) any accrued and vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans (other than any rights under the Company’s Executive Severance Policy unless such Policy provides more favorable benefits than those provided in this Agreement). Executive will be eligible to participate in the Company’s Executive Severance Policy as may be in effect and/or amended and/or restated from time to time in accordance with its terms (provided, that, to the extent that any severance payments or benefits under this Agreement are more favorable than the severance payments or benefits under the Policy, Executive shall receive the severance payments or benefits under this Agreement rather than the severance payments or benefits provided for under the Policy).
d.If the Company terminates Executive’s appointment under this Agreement and the Service Period without Cause (other than by reason of death or disability), subject to Executive’s timely execution of a Release and such Release becoming effective and irrevocable no later than the last day of the Release Execution Period (such date that the Release becomes effective and irrevocable, the “Release Effective Date”), and Executive’s continued compliance with Sections 5 and 6, Executive shall be entitled to continued payment of Executive’s Base Salary for a period of twelve (12) months following Executive’s date of termination, payable in equal installments in accordance with the Company’s normal payroll practices, which shall commence within fourteen (14) days of the Release Effective Date.

e.If the Company terminates Executive’s appointment under this Agreement and the Service Period without Cause (other than by reason of death or disability), any of the 600,524 REUs granted under the 2020 REU Award Agreement that are outstanding and have not satisfied the time and service based vesting requirement at the time of such termination shall be treated as provided in clause (d) of the Notice of Restricted Equity Unit Award governing such REUs.
f.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to resign from all positions that Executive holds with the Company and the Parent and any of their respective subsidiaries or affiliates.
g.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to assist and cooperate with the Company and the Parent in executing any and all termination procedures and Executive agrees and acknowledges that Executive will not make a claim for any wages, commissions, bonuses, payments or remuneration of any kind, other than that specifically provided for in this Agreement.
4.Successors. The terms of this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.
5.Non-Solicitation of Staff; Non-Disparagement.
a.Executive covenants and agrees with the Company that during Executive’s service with the Company and the Parent and for a period of one (1) year following the termination of Executive’s service for any reason, Executive will not, whether for Executive’s own account or in conjunction with or on behalf of any other Person (as defined below), directly or indirectly solicit or entice away from the Company or the Parent or any of their respective subsidiaries or affiliates any individual who is an employee, director, or officer of the Company or the Parent or any of their respective subsidiaries or affiliates and with whom Executive has had business dealings during the course of Executive’s service with the Company or the Parent or any of their respective subsidiaries or affiliates whether or not any such Person would commit a breach of contract by reason of Executive’s leaving service. A “Person” means any individual, entity, association, or governmental body.
b.Executive covenants and agrees with the Company that during Executive’s service with the Company and the Parent and thereafter, Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Company and the Parent and any of their respective affiliates or subsidiaries, if any; (ii) any product or service provided by the Company and the Parent and any of their respective affiliates or subsidiaries, if any; or (iii) the Company’s and the Parent’s or any of their respective affiliates’ or subsidiaries’ prospects for the future. Nothing in this

Section shall prohibit Executive from (v) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, (w) making any truthful statement to the extent necessary to rebut any untrue public statements made by another party, (x) making any legally required disclosures, and /or discussing any of the above with the Company’s legal advisors or Executive’s legal advisors on a confidential basis, or (y) making any statement as part of or in any arbitration or court proceeding that involves Executive, on the one hand, and /or any of the Company, the Parent or any of their respective subsidiaries or affiliates, on the other hand.
6.Confidentiality, Non-Competition and Invention Assignment Agreement. Executive covenants and agrees that Executive continues to be bound by the terms and conditions of the Confidentiality, Non-Competition and Invention Assignment Agreement (the “CNIAA”) that the Executive entered into on October 28, 2020. Such agreement restricts Executive’s future flexibility, and its restrictions are in addition to and in no way subtract from the restrictions imposed on Executive by this Agreement.
7.Restrictive Covenants. Executive declares that the restrictions set forth or referenced above are reasonable and necessary for the adequate protection of the business and goodwill of the Company and its affiliates. Each of the restrictions set forth or referenced above shall be construed as a separate and independent restriction and if one or more of the restrictions (or any part of them) is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.
If any of the restrictions set forth or referenced in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained or referenced in this Agreement, Executive acknowledges that the Company’s remedy at law for damages will be inadequate and that the Company may be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Company’s exercise of any of these rights, shall not limit any other rights or remedies the Company may have in law or in equity and the right to compensatory and monetary damages. Executive and the Company here by agree to waive any right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.
If Executive violates any of the restrictions set out above, or in the CNIAA, then the effective period for such restriction shall be automatically extended by one day for each day during which the violation, or the harm from such violation, continues uncured.
8.Cooperation with Respect to Litigation. During Executive’s service with the Company and at all times thereafter, Executive agrees to give prompt written notice to the Company of any formally asserted written claim relating to the Company or the Parent or any of their respective subsidiaries or affiliates and to cooperate, in good faith, with the Company and the Parent and any of their respective subsidiaries and affiliates in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Company to have direct material knowledge in connection with or as a result of Executive’s service to the Company or the Parent or any of their respective subsidiaries or affiliates hereunder, provided that Executive is not waiving any legal rights Executive may have. Such cooperation will include all assistance that the Company, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.
9.Data Protection. The Company will handle personal data of Executive in accordance with the Company’s privacy policy (as may be amended and/or restated from time to time).
10.Compliance. Executive further agrees to comply with all laws, rules and regulations of the Company and any regulatory authority or agency.
11.Tax Returns. Executive shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company may make such deductions, withholdings and other payments from all sums payable to Executive under this Agreement that are required by law.
12.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to the extent any entity assumes the Company’s obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company’s assets to such entity.
13.Indemnification. The Company shall indemnify Executive to the full extent provided in the Parent’s certificate of incorporation and bylaws and the laws of the State of Delaware in connection with Executive’s activities as an officer or director of the Company and the Parent. Executive will be covered as an insured on the director and officer liability insurance policy maintained by the Parent or as may be maintained by the Parent from time to time.
14.Entire Agreement. This Agreement, the CNIAA and the Equity Award Agreements express the entire understanding of the parties with respect to the terms of Executive’s provision of services to the Company and the Parent, and supersedes any prior oral or written agreement, understanding or the like, including the Prior Agreement. No modification or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, amendment, or waiver is set forth in writing by the parties hereto.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by the laws of the Republic of Korea, without reference to the principles of conflict of laws. Seoul Central District Court shall be the jurisdictional court of disputes or claims arising out of or in connection with this Agreement.
16.Employee Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. Neither the Company nor any of its affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
17.Miscellaneous. If any provision in this Agreement or compliance by Executive or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions and terms will remain in effect.
18.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
19.Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Date: February 19, 2021

EXECUTIVE	COUPANG, CORP.

Hanseung Kang	[Name] Harold Rogers
[Title] Chief Administrative Officer

/s/ Hanseung Kang	Signature:/s/ Harold Rogers
[SIGNATURE PAGE TO EXECUTIVE APPOINTMENT AGREEMENT]